SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES

13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No.    )

NATERA, INC.

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

632307104

(CUSIP Number)

12/31/15

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

(Continued on following pages)

Page 1 of 9 Pages

CUSIP NO. 632307104	13 G	Page 2 of 9 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL XII, L.P. (“SC XII”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-5005647
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 6,767,891
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 6,767,891
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,767,891
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 13.5%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 632307104	13 G	Page 3 of 9 Pages

1	NAME OF REPORTING PERSON SEQUOIA TECHNOLOGY PARTNERS XII, L.P. (“STP XII”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-5565282
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 253,240
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 253,240
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 253,240
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.5%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 632307104	13 G	Page 4 of 9 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL XII PRINCIPALS FUND LLC (“SC XII PF”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-8738686
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 723,329
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 723,329
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 723,329
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.4%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 632307104	13 G	Page 5 of 9 Pages

1	NAME OF REPORTING PERSON SC XII MANAGEMENT, LLC (“SC XII LLC”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-5005544
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER

7,744,460 shares of which 6,767,891 shares are directly held by SC XII, 253,240 shares are directly held by STP XII and 723,329 shares are directly held by SC XII PF. SC XII LLC is the General Partner of each of SC XII and STP XII, and the Managing Member of SC XII PF.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED VOTING POWER

7,744,460 shares of which 6,767,891 shares are directly held by SC XII, 253,240 shares are directly held by STP XII and 723,329 shares are directly held by SC XII PF. SC XII LLC is the General Partner of each of SC XII and STP XII, and the Managing Member of SC XII PF.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,744,460
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 15.5%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 632307104	13 G	Page 6 of 9 Pages

ITEM 1.

(a)	Name of Issuer: Natera, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

201 Industrial Road, Suite 410

San Carlos, CA 94070

ITEM 2.

(a)	Name of Persons Filing:

Sequoia Capital XII, L.P.

Sequoia Technology Partners XII, L.P.

Sequoia Capital XII Principals Fund, LLC

SC XII Management, LLC

SC XII LLC is the General Partner of each of SC XII and STP XII, and the Managing Member of SC XII PF.

(b)	Address of Principal Business Office or, if none, Residence:

2800 Sand Hill Road, Suite 101

Menlo Park, CA 94025

Citizenship:

SC XII LLC, SC XII, STP XII, SC XII PF: Delaware

(c)	Title of Class of Securities: Common Stock

(d)	CUSIP Number: 632307104

ITEM 3.	If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4.	Ownership

SEE ROWS 5 THROUGH 11 OF COVER PAGES

CUSIP NO. 632307104	13 G	Page 7 of 9 Pages

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. ☐

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

NOT APPLICABLE

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

NOT APPLICABLE

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP

NOT APPLICABLE

ITEM 10.	CERTIFICATION

NOT APPLICABLE

CUSIP NO. 632307104	13 G	Page 8 of 9 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2016

Sequoia Capital XII, L.P.
Sequoia Technology Partners XII, L.P.

By:	SC XII Management, LLC
General Partner of each

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

Sequoia Capital XII Principals Fund, LLC

By:	SC XII Management, LLC its Managing Member

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

SC XII Management, LLC

By:	/s/ Douglas Leone
Douglas Leone, Managing Member